Exhibit 10(m)
Description of Equity and other Long-term Award Grant Practices for Employees and Officers
     Prior to December 2005, our only long-term incentive grants were stock options, except for one-time grants of restricted stock to each officer and director (14 individuals) between August 2004 and January 2005. At our December 15, 2005 board meeting we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash bonuses made outside our plan, plus under the plan stock appreciation rights payable in stock (“SARs”), and shares of restricted stock. We completely replaced the use of stock options with SARs effective January 1, 2006 as SARs are less dilutive to our shareholders while providing an employee essentially the same economic benefits as stock options.
     The overall concept of our long-term compensation program has remained essentially the same, in that employees and officers receive long-term incentive awards (“Awards”) on their date of hire, and have additional Awards granted each year as part of the annual review by the Compensation Committee of compensation (see also Exhibit 10(l)). An employee’s initial Award generally vests 25% per year over a period of four years, while the annual Awards generally cliff vest 100% four years from the grant date. The goal of our long-term incentive program for all employees is to provide a generally consistent level of Awards that vest each year.
     As part of their annual compensation evaluation, the Compensation Committee considers the computed value of the total Awards using the Black-Scholes pricing model, and also takes into consideration:
•	the total Awards outstanding relative to the total common stock outstanding;

•	the number of Awards made by comparable companies in the aggregate and for similar positions;

•	the perceived incentive value of the Awards currently held by the employees; and

•	the overall compensation package by the Company for that year.
     Based on these factors, the Committee determines the appropriate amount of Award value to set aside for issuance to new employees and the amount to be granted to existing employees who are part of the Company’s annual recurring grant program. Since the price of the Company’s stock has generally increased over the last few years, the Black-Scholes pricing model suggests that the number of SARs or stock options granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant. Historically, the Committee, following a practice generally used since 1999, has reduced the number of annual option grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of long-term incentive compensation for each employee, as they believe the other factors, noted above, should also be taken into consideration, and in making the changes for 2005, applied the same type of reduction.
     Once overall Company-wide levels of cash and long-term incentive compensation are determined, the overall Award value is allocated among employees on the basis of their current year bonuses which are set at the same time. Our executive officers receive a level of Awards calculated using the same percentage of bonuses as the other employees in the management and professional group, using the same classifications of employees referenced in Exhibit 10(l) fourth level even though their bonuses are paid at the fifth level. These classifications of employees for cash bonuses and stock options are generally based upon the level of base compensation.
     Beginning January 1, 2006, once the total Award value is allocated, the Award value is converted into a combination of deferred-payment cash bonuses, SARs and shares of restricted stock. For the first level of employees (see Exhibit 10(l)), the long-term value is awarded as a deferred-payment cash bonus. Such funds are not segregated from the Company’s other assets and are general unsecured obligations of the Company to pay such cash Awards at the time such Awards vest. For the second level employees, the long-term value is equally split between cash and SARs. For all employees in the third level or above, the long-term value is equally split one-third cash, one-third SARs and one-third restricted stock. The relative relationship between SARs, cash and restricted stock is made using formulas determined by the Committee in their sole discretion, which generally relates to relative Black-Scholes values, discounted somewhat to account for the reduced risk associated with cash or restricted stock. All SARs are granted at the prevailing market price for our common stock and only have value if the market price of the common stock increases after the date of grant. All of the SARs granted under the plan expire ten years from the date of grant.